Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of The McGraw-Hill Companies, Inc. (the “Company”) for the registration of debt securities and to the incorporation by reference therein of our reports dated February 27, 2007, with respect to the consolidated financial statements of The McGraw-Hill Companies, Inc., The McGraw-Hill Companies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The McGraw-Hill Companies, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006 and the related financial statement schedule of The McGraw-Hill Companies, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 23, 2007